EXHIBIT 4.2


     Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

     Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this Security may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

                             THE ROUSE COMPANY

                           5.375% Notes due 2013

No. 1                                                          $350,000,000

                                                        CUSIP No. 779273AG6

     THE ROUSE COMPANY, a corporation duly organized and existing under the laws of the State of Maryland (herein called the "Company," which term includes any successor Person or Persons under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of Three Hundred Fifty Million United States Dollars (U.S. $350,000,000) on November 26, 2013 and to pay interest thereon from November 26, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on May 26 and November 26 of each year, commencing May 26, 2004, at the rate of 5.375% per annum, until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be May 15 or November 15 (whether or not a Business
Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

     Payment of the principal of (and premium, if any) and any interest on this Security will be made at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be signed manually or by facsimile by its duly authorized officers and its corporate seal to be affixed or imported thereon.

Dated: November 26, 2003


                                        THE ROUSE COMPANY


                                        By:   /s/ Patricia H. Dayton
                                           -------------------------------
                                           Name:  Patricia H. Dayton
                                           Title: Senior Vice President
                                                  and Treasurer

Attest:

   /s/ Jeffrey C. Palkovitz
------------------------------
Name:  Jeffrey C. Palkovitz
Title: Assistant Secretary

                  TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated therein referred to in the withinmentioned Indenture.

Dated: November 26, 2003

                                        J.P. MORGAN TRUST COMPANY, NATIONAL
                                        ASSOCIATION (as successor in interest
                                        to Bank One, National Association,
                                        formerly known as The First National
                                        Bank of Chicago), as Trustee

                                        By:   /s/ Melissa G. Weisman
                                           -------------------------------
                                           Name:  Melissa G. Weisman
                                           Title: Vice President

                           [Reverse of Security]

     1. Indenture. This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of February 24, 1995 (herein called the "Indenture"), between the Company and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, National Association, formerly known as The First National Bank of Chicago), as trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $350,000,000.

     2. Redemption. The Securities of this series are subject to redemption at the election of the Company at any time and from time to time, in whole or in part, at a Redemption Price equal to the Make-Whole Price. Unless the Company shall default in the payment of the Redemption Price, from and after the Redemption Date, interest will cease to accrue on the Securities or portion of Securities called for redemption. Notice of any redemption shall be mailed to the registered holders of the Securities of this series designated for redemption at their addresses as the same shall appear on the Securities Register of this series not less than 30 days nor more than 60 days prior to the Redemption Date, subject to all the conditions and provisions of the Indenture. If fewer than all Securities are to be redeemed, the Trustee will select particular Securities to be redeemed in principal amounts of $1,000 or integral multiples of that amount by lot or, in its discretion, on a pro rata basis.

     In the event of redemption of Securities of this series in part only, new Securities of this series for the amount of the unredeemed portion hereof shall be issued in the name of the Holder thereof upon the presentation and cancellation thereof.

     No sinking fund has been provided for the Securities.

     3. Modifications to Existing Covenants and Additional Covenants. (a) The covenant set forth in Section 1008 of the Indenture shall be modified with respect to the Securities of this series as follows:

          (i) the Ratio Calculation shall be 1.7 to 1 (instead of 1.1 to
1);

          (ii) the Ratio Calculation shall be based on Total FFO and Total Interest Expense (instead of EBDT and Consolidated Interest Expense, respectively); and

          (iii) the Ratio Calculation and other covenant-related calculations with respect to the Securities of this series shall be based upon GAAP and the Company's segment accounting policies as reflected in the Financial Statements.

     (b) All references in the Indenture to EBDT and Consolidated Interest Expense shall, with respect to the Securities of this series, be deemed to mean (and be replaced by) Total FFO and Total Interest Expense, respectively.

     (c) The Ratio Calculation for the covenants set forth in Sections 801 and 1009 of the Indenture shall be 1.7 to 1 (instead of 1.1 to 1).

     (d) In addition to the modifications described above, the following additional covenants are added to Section 1008 of the Indenture:

          (i) The Company will not, and will not permit any Subsidiary (as to which the Company owns, directly or indirectly, more than 50% of the voting stock therein) to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of outstanding Total Debt would be greater than 65% of the sum of
(1) the Gross Asset Value as of the end of the fiscal quarter prior to the incurrence of such additional Debt, plus (2) any increase in the Gross Asset Value resulting from any acquisition completed after the end of such quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Debt, less (3) any decrease in the Gross Asset Value resulting from any disposition completed after the end of such quarter.

          (ii) The Company will not, and will not permit any Subsidiary (as to which the Company owns, directly or indirectly, more than 50% of the voting stock therein) to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt would be greater than 55% until July 31, 2005, and 50% thereafter, of the sum of (1) the Gross Asset Value as of the end of the fiscal quarter prior to the incurrence of such additional Secured Debt, plus (2) any increase in the Gross Asset Value resulting from any acquisition completed after the end of such quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt, less (3) any decrease in the Gross Asset Value resulting from any disposition completed after the end of such quarter.

     (e) In addition to the modifications described above, the following sentence shall, with respect to the Securities of this series, be added as the new final sentence of Section 802 of the Indenture:

          "In addition to and notwithstanding the foregoing sentence, if the Company conveys or transfers the properties and assets of the Company substantially as an entirety in accordance with Section 801 to The Rouse Company LP, the predecessor Person shall not be relieved of any obligations and covenants under the Indenture and the Securities of this series and shall continue as (and the successor person shall not succeed to or be substituted for) the Company under this Indenture, but instead both the predecessor Person and The Rouse Company LP shall be jointly and severally liable for the obligations under this Indenture and the Securities of this series."

     4. Defeasance. The Indenture contains provisions, which are hereby made applicable to the Securities of this series, for defeasance at any time of (1) the entire indebtedness of the Securities of this series or (2) certain restrictive covenants and Events of Default with respect to the Securities of this series, in each case, upon compliance with certain conditions set forth in the Indenture.

     In addition to the covenants specified in Section 1303 of the Indenture, the defeasance provided under such Section shall be equally applicable to Paragraph (d) of Section 3 of this Security. To the extent the covenants set forth in Paragraph (d) of Section 3 of this Security are defeased in accordance with the Indenture, the failure of the Company to comply with such covenants shall not be deemed to constitute or result in an Event of Default.

     5. Events of Default. (a) If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

     (b) With respect to the Securities of this series, Clause (5) of
Section 501 of the Indenture shall be replaced with the following:

          (5) a default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) (including a default with respect to Securities of any series other than that series) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted from the failure to pay such indebtedness at its maturity or shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; or

     (c) As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

     6. Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.

     The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     7. Certain Definitions. The following are definitions of certain terms applicable with respect to the Securities of this series:

          "Adjusted Treasury Rate" means, with respect to any Determination Date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Determination Date, plus 25 basis points.

          "Assets Under Development" means land and improvements owned by a member of the Consolidated Group or an Investment Affiliate being developed for retail, office, mixed-use or other rental-income producing purposes which meet all four of the following criteria:
          (i) such project (or phase) has not yet been substantially completed; (ii) no rental income has yet been received; (iii) no certificate of occupancy has yet been issued for such project (or phase); and (iv) such project (or phase) is classified as construction in progress in accordance with GAAP.

          "Business Day" means each Monday, Tuesday, Wednesday,
          Thursday or Friday which is not a legal holiday in New
          York, New York.

          "Capital Stock" means shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, equivalent ownership interests in a Person which is not a corporation, and warrants or options to purchase any of the foregoing.

          "Cash Equivalents" means (i) short-term obligations of, or fully guaranteed by, the United States of America,
          (ii) commercial paper rated A-1 or better by Standard & Poor's Rating Services (or any successor) or P-1 or better by Moody's Investors Service, Inc. (or any successor), or (iii) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any replacement or successor statute and the regulations promulgated thereunder from time to time.

          "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Securities of this series that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities of this series.

          "Comparable Treasury Price" means, with respect to any Determination Date: (a) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if fewer than three such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations.

          "Consolidated Group" means the Company and its Subsidiaries that are consolidated with the Company for financial reporting purposes under GAAP, and any other Person whose financial results are included using the proportionate share method under the Company's segment accounting policies in the Financial Statements.

          "Consolidated Group's Pro Rata Share" means, with respect to any Investment Affiliate, the percentage of the total ownership and financial interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate as determined in accordance with the Company's segment accounting policies in the Financial Statements.

          "Determination Date" means, with respect to the calculation of the Make-Whole Price in connection with any redemption of the Securities of this series, the Redemption Date.

          "GAAP" means generally accepted accounting principles in the United States, consistent with the accounting principles utilized in preparing the Financial
          Statements in accordance with the Indenture.

          "Gross Asset Value" means, as of any determination date, the sum of the values of the following assets of the Consolidated Group, including the Consolidated Group's Pro Rata Share of the values of such assets of Investment Affiliates, based on the valuation methods set forth below:

          (a)  with respect to all Retail Properties, the Net
               Operating Income attributable thereto for the most recent period of four full fiscal quarters for which financial results have been reported, divided by 0.0825;

          (b) with respect to all office, mixed-use and other income-producing properties other than Retail Properties, the Net Operating Income attributable thereto for the most recent period of four full fiscal quarters for which financial results have been reported, divided by 0.09;

          (c) with respect to the Summerlin, Nevada and Columbia, Maryland properties and any other properties relating to additional master-planned communities developed or acquired after November 21, 2003, 100% of the most recent current value thereof (without deduction for the value of the interests of the Hughes heirs therein under the Hughes Agreement) as set forth in appraisals prepared by Landauer Associates, Inc. (or another nationally recognized appraisal firm selected by the Company), provided that the Company will obtain updated appraisals thereof at least once during each fiscal year and also when, during any four consecutive full fiscal quarters, any such properties having an aggregate value in excess of 5% of Gross Asset Value as of the end of the last full fiscal quarter are sold or transferred;

          (d) 100% of the GAAP book value of all other land, all Assets Under Development and other non-income-producing properties (less the portion of such value attributable to minority interest holders);

          (e)  100% of the GAAP book value of cash and Cash
               Equivalents held by the Consolidated Group; and

          (f) 100% of the GAAP book value of current accounts receivable, net held by the Consolidated Group.

          Notwithstanding the preceding sentence, the contribution to the Gross Asset Value of those assets acquired in any acquisition will be calculated prior to the date ending on or after four full fiscal quarters subsequent to any such acquisition using the actual acquisition cost of such assets excluding actual transaction costs (without regard to any adjustments which may be made in determining book value under
          GAAP).

          "Hughes Agreement" means the Contingent Stock
          Agreement, effective as of January 1, 1996, by the Company in favor of and for the benefit of the holders and the representatives named therein, as the same may be amended.

          "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

          "Investment Affiliate" means any Person in which any member of the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not included using the proportionate share method under the Company's segment accounting policies with the financial results of the Consolidated Group in the Financial Statements.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination agreement in favor of another Person).

          "Make-Whole Price" means, with respect to any Security of this series as of any Determination Date, an amount equal to the greater of

          (i)  100% of the principal amount of such Security; and

          (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Determination Date) discounted to the Determination Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to such Determination Date.

          "Net Operating Income" means, with respect to any Property, for any period, earnings from rental operations (computed in accordance with GAAP, but without deduction for reserves) attributable to such Property, plus depreciation, amortization, interest expense and deferred taxes with respect to such Property for such period, and, if such period is less than four full fiscal quarters, adjusted by straight lining ordinary operating expenses which are payable less frequently than once during every such period (e.g., real estate taxes and insurance). The amounts determined under the preceding sentence will be adjusted by adding back (i) the interests of the former Hughes owners pursuant to the Hughes Agreement that were excluded in determining such amounts and (ii) dividends or other distributions accrued with respect to such period on any preferred stock or other preferred security issued by the Company to the extent that such dividends or other distributions are treated as an operating expense under GAAP. "Net Operating Income" will be adjusted to include a pro forma amount thereof (as determined in good faith by the Company) for four full fiscal quarters for any Property placed in service during any quarter and to exclude any Net Operating Income for the prior four full fiscal quarters from any Property not owned as of the end of any quarter.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Property" means each parcel of real property owned or operated by any member of the Consolidated Group or any Investment Affiliate.

          "Reference Treasury Dealer" means each of Deutsche Bank Securities Inc. and Banc of America Securities LLC and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Determination Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Determination Date.

          "Retail Property" means a shopping center or other retail development containing more than one retail tenant in which at least 90% of the Net Operating Income from such center or development is attributable to retail uses.

          "Secured Debt" means, as of any determination date, the sum of:

          (i) the aggregate principal amount of all Debt of the Consolidated Group then outstanding (including only the Company's proportionate interest in the Debt of any Person whose financial results are included using the proportionate share method under the Company's segment accounting policies in the Financial Statements) which is secured by a Lien on any asset (including any Capital Stock) of any member of the Consolidated Group, including, without limitation, loans secured by mortgages, stock or partnership interests; plus

          (ii) the Consolidated Group's Pro Rata Share of any Debt of an Investment Affiliate then outstanding which is secured by a Lien on any asset (including any Capital Stock) of such Investment Affiliate, without duplication of any such items.

          For purposes of the preceding sentence, "Debt" will (a) include, with respect to any Person, any loans where such Person is liable as a general partner or co-venturer less, in each case, the proportionate share of any other general or limited partners or coventurers and (b) exclude any Debt due from any member of the Consolidated Group or any Investment Affiliate solely to one or more members of the Consolidated Group.

          "Subsidiary" means a Person more than 50% of the (1) outstanding voting stock or interest in which and/or
          (2) financial interest in which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, "voting stock" means stock or other interest which ordinarily has voting power for the election of directors or equivalent persons, whether at all times or only so long as no senior class of stock or other interest has such voting power by reason of any contingency.

          "Total Debt" means, as of any determination date,

          (i)  all Debt of the Consolidated Group then
               outstanding (including only the Company's proportionate interest in the Debt of any Person whose financial results are included using the proportionate share method under the Company's segment accounting policies in the Financial Statements), plus

          (ii) the Consolidated Group's Pro Rata Share of all
               Debt of Investment Affiliates then outstanding, without duplication of any such items.

          For purposes of the preceding sentence, "Debt" will (a) include, with respect to any Person, any loans where such Person is liable as a general partner or co-venturer less, in each case, the proportionate share of any other general or limited partners or coventurers and (b) exclude any Debt due from any member of the Consolidated Group or any Investment Affiliate solely to one or more members of the Consolidated Group.

          "Total FFO" means, for any period, net earnings, as reported by the Consolidated Group in accordance with GAAP, excluding cumulative effects of changes in accounting principles, extraordinary or unusual items, gains or losses from debt restructurings and sales of properties, and deferred income taxes, plus depreciation and amortization and after adjustments for minority interests, and treating unconsolidated partnerships and joint ventures on the same basis, plus
          (i) distributions accrued with respect to such period on the 9-1/4% Cumulative Quarterly Income Preferred Securities (QUIPS) of Rouse Capital (Delaware statutory business trust), plus (ii) payments made and other amounts treated as an expense of the Company under GAAP with respect to such period pursuant to the Hughes Agreement (provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the above categories).

          "Total Interest Expense" means, for any period, the sum of (1) all interest expense of the Consolidated Group (less the proportionate share of interest expense of any minority interest holders), plus (2) the allocable portion (based on liability) of any interest expense on any obligation for which any member of the Consolidated Group is wholly or partially liable under repayment, interest carry or performance guarantees or other relevant liabilities, plus (3) the Consolidated Group's Pro Rata Share of any interest expense on any Debt of any Investment Affiliate, whether recourse or nonrecourse (provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories, and provided, further, that no interest expense on Debt due from one member of the Consolidated Group solely to another member of the Consolidated Group shall be included in determining Total Interest Expense). For purposes of the preceding sentence, interest expense will be determined in accordance with GAAP and will exclude any amortization of debt issuance costs.

     Except as otherwise provided herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     8. Absolute Obligation. No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

     9. Registration of Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.